
                                             SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER COMMON SHARE
                                             (In millions, except per share figures)


                                                      Year Ended December 31,
                                               1993           1992           1991

Earnings per Common Share, As Reported:
Net Income Applicable
  to Common Shares . . . . . . . . . . .    $    730.8    $    720.4     $   645.6

Average Number of Common Shares
  Outstanding. . . . . . . . . . . . .           195.1         200.2         214.5

Earnings Per Common Share. . . . . . .      $     3.75    $     3.60     $    3.01

Earnings per Common Share, Assuming
  Full Dilution: (a)

Average Number of Common Shares
  Outstanding . . . . . . . . . . . .            195.1         200.2         214.5

Shares Contingently Issuable for
  Stock Incentive Plans . . . . . . .              2.2           2.8           3.1

Average Number of Common Shares
  and Common Share Equivalents
  Outstanding . . . . . . . . . . . .            197.3         203.0         217.6


Earnings Per Common Share Assuming
  Full Dilution . . . . . . . . . . .       $     3.70    $     3.55     $    2.97


(a) This calculation is submitted in accordance with the regulations of the Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.
